Exhibit 99.1

CONTACT:
VIVUS, Inc.	Media Relations:	GolinHarris
Timothy E. Morris		Susan Brophy
Chief Financial Officer		sbrophy@golinharris.com
650-934-5200		312-729-4359

	Investor Relations:	The Trout Group
Brian Korb
bkorb@troutgroup.com
646-378-2923

SEQUEL TRIAL RESULTS FOR QNEXA® PUBLISHED IN AJCN SHOW 10% SUSTAINED WEIGHT LOSS OVER 2 YEARS

Results demonstrate significant reduction in progression to type 2 diabetes among patients treated with Qnexa

MOUNTAIN VIEW, Calif., December 7, 2011 — VIVUS, Inc. (NASDAQ: VVUS) today announced that results from the SEQUEL study were published in The American Journal of Clinical Nutrition, a peer-reviewed journal with broad, multidisciplinary readership. The SEQUEL study evaluated the long-term efficacy and safety of Qnexa in 676 overweight and obese subjects with cardiometabolic disease. In addition to 10% sustained weight loss, the study also found that significantly more placebo patients became diabetic over the two years as compared to patients treated with Qnexa. The data suggest that Qnexa, in conjunction with lifestyle modification, may provide a well-tolerated and effective option for the sustained treatment of obesity and the potential to prevent many in this population from progressing to type 2 diabetes.

“Recent data show that diabetes, like obesity, has become a rapidly growing epidemic, with nearly 1 in 10 adults potentially affected by the disease,” said lead investigator W. Timothy Garvey M.D., director of the Nutrition Obesity Research Center, University of Alabama at Birmingham. “Results from the SEQUEL study underscore Qnexa’s potential as a non-surgical option for sustained weight loss and improvements in comorbidities in overweight and obese patients.”

Specific results as published in AJCN are as follows:

•                  Patients treated with Qnexa had significant, sustained weight loss compared to those in the placebo group over two years.

•                  Average weight loss at week 108 was -9.3% and -10.5%, respectively, for the mid- and top-dose as compared to -1.8% for the placebo group (least-squares mean ITT-LOCF).

•                  Qnexa patients had improved cardiovascular and metabolic risk factors and a decrease in the need for associated medications in comparison with the placebo group.

•                  Placebo patients had a three times greater likelihood to progress to type 2 diabetes compared to subjects receiving top-dose Qnexa and a two times greater likelihood than patients on mid-dose Qnexa.

Qnexa therapy was well tolerated, with no new adverse events observed in the second year of study. The most common side effects were upper respiratory infection, constipation, tingling, sinus infection, dry mouth and runny nose. There were no drug-related serious adverse events reported. The completion rate in SEQUEL was approximately 83% for both Qnexa doses and 86% for the placebo group. Discontinuations due to adverse events were 4.5% and 4.4% for the mid- and top-dose, respectively, and 3.1% for the placebo group.

About the SEQUEL Study

SEQUEL (OB-305) was a double-blind, placebo-controlled, three-arm, extension study. Patients continued receiving the same treatment assignment to which they had been randomized in the 56-week CONQUER study in a blinded fashion: either once-daily treatment with top-dose Qnexa (n=295), mid-dose Qnexa (n=153), or placebo (n=227). The SEQUEL study was a 52-week extension study for a subset of patients who completed the CONQUER study. The total study period was 108 weeks. SEQUEL included 676 obese or overweight patients, all of whom had two or more weight-related co-morbidities and an average baseline BMI of 36.1. Throughout the 108-week treatment period, all patients were advised to follow a modest lifestyle modification program including reduction of food intake by 500 calories per day.  The SEQUEL study was conducted at 36 sites in the United States.

Approximately 20% of SEQUEL subjects had type 2 diabetes at baseline and had been treated with lifestyle modifications alone or single-agent metformin. In this subgroup, weight loss associated with Qnexa had a favorable impact on glycemic control without a need for added oral hypoglycemic agents. In subjects without type 2 diabetes at baseline, the favorable effects of weight loss on insulin sensitivity and glycemia were associated with decreased progression to type 2 diabetes during the 2-year course of the study.

About Qnexa Controlled Release Capsules

Qnexa [kyoo-nek-suh] is an investigational drug candidate being developed to address weight loss, type 2 Diabetes and obstructive sleep apnea. Qnexa is a once-a-day, proprietary, oral, controlled-release formulation of low-dose phentermine and topiramate, which is designed to decrease appetite and increase satiety (the sense of feeling full), the two main mechanisms that impact eating behavior. In phase 2 and 3 clinical data to date, patients taking Qnexa have demonstrated statistically significant weight loss, glycemic control, and improvement in cardiovascular risk factors, when used in combination with a diet and lifestyle modification program.

About VIVUS

VIVUS is a biopharmaceutical company developing therapies to address obesity, sleep apnea, diabetes and male sexual health.  The company’s lead investigational product in clinical development, Qnexa, has completed phase 3 clinical trials for the treatment of obesity and is currently being considered for approval by US and EU regulators.  VIVUS received a Complete Response Letter, or CRL, to the initial Qnexa NDA on October 28, 2010.  We resubmitted the Qnexa NDA in October 2011, with an FDA action date of April 17, 2012.  Qnexa is also in phase 2 clinical development for the treatment of type 2 diabetes and obstructive sleep apnea.  In the area of sexual health, VIVUS has submitted an NDA for avanafil, a PDE5 inhibitor being studied for the treatment of erectile dysfunction, with an FDA action date of April 29, 2012.  For more information about the company, please visit www.vivus.com.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “potential,” predict,” “opportunity” and “should,” among others.  There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements.  These factors include, but are not limited to, the response from the United States Food and Drug Administration, or FDA, to our resubmission of the New Drug Application, or NDA, for Qnexa for the treatment of obesity, including weight loss and maintenance of weight loss, recommended for obese patients (BMI >30 kg/m2), or overweight patients (BMI >27 kg/m2) with weight-related co-morbidities such as hypertension, type 2 diabetes, dyslipidemia, or central adiposity (abdominal obesity), with a contraindication that excludes the use of Qnexa by women of child-bearing potential; the timing and results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy; the reliability of the electronic medical claims healthcare databases used in the FORTRESS study; the FDA’s interpretation of and agreement with the information VIVUS submitted relating to teratogenicity and cardiovascular safety; the FDA’s interpretation of the data from our SEQUEL study (OB-305) and Sleep Apnea study (OB-204); that we may be required to conduct additional prospective studies or retrospective observational studies or to provide further analysis of clinical trial data; our response to questions and requests for additional information including additional pre-clinical or clinical studies from the European Medicines Agency, or EMA, and the Committee for Medicinal Products for Human Use, or CHMP, of the Marketing Authorization Application, or MAA, for Qnexa; the results of external studies to assess the teratogenic risk of topiramate; results of the REMS or cardiovascular outcomes for obesity advisory meetings; the outcome of the second advisory committee meeting for Qnexa; the impact, if any, of the agreement by one of our competitors with an obesity compound to conduct or complete a cardiovascular outcomes study pre-approval; impact on future sales based on specific indication and contraindications contained in the label and extent of the REMS, distribution and patient access program; the FDA’s response to the NDA filed for avanafil; our ability to successfully commercialize or establish a marketing partnership for avanafil or our partner’s ability to obtain regulatory approval to manufacture and adequately supply avanafil for commercial use; our history of losses and variable quarterly results; substantial competition; risks related to the failure to protect our intellectual property and litigation in which we may become involved; uncertainties of government or third party payer reimbursement; our reliance on sole source suppliers; our limited sales and marketing efforts and our reliance on third parties; failure to continue to develop innovative investigational drug candidates and drugs; risks related to the failure to obtain FDA or foreign authority clearances or approvals and noncompliance with FDA regulations; our ability to demonstrate through clinical testing the safety and effectiveness of our investigational drug candidates; our dependence on the performance of our collaborative partners; the timing of initiation and completion of clinical trials and submissions to the FDA or foreign authorities; the volatility and liquidity of the financial markets; our liquidity and capital resources; and our expected future revenues, operations and expenditures.  As with any pharmaceutical in development, there are significant risks in the development, the regulatory approval, and commercialization of new products. There are no guarantees that our response to the FDA’s CRL or CHMP’s 120-day questions, the FDA’s requests stemming from the end-of-review meeting or the results of the retrospective observational study of fetal outcomes in infants born to mothers exposed to topiramate during pregnancy and subsequent meetings and communications will be sufficient to satisfy the FDA or CHMP’s safety concerns, that the FDA or foreign authorities will not require us to conduct any additional prospective studies or retrospective observational studies, or that any product will receive regulatory approval for any indication or prove to be commercially successful.  VIVUS does not undertake an obligation to update or revise any forward-looking statements.  Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ending December 31, 2010, and periodic reports filed with the Securities and Exchange Commission.

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